Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated January 20, 2009

201 N. Harrison St.

Davenport, IA 52801

www.lee.net

NEWS RELEASE

Lee Enterprises reports preliminary earnings for first fiscal quarter

DAVENPORT, Iowa (Jan. 20, 2009) — Lee Enterprises, Incorporated (NYSE: LEE), reported today that preliminary diluted earnings per common share from continuing operations were 15 cents for its first fiscal quarter ended Dec. 28, 2008, compared with 48 cents a year ago. Excluding unusual items(1), earnings were 21 cents per share, compared with 48 cents a year ago.

The preliminary amounts do not include the possible impact of additional impairment charges. Such charges would not impact cash flows but would reduce reported earnings per common share. An estimate of such charges, if any are determined to be necessary, will be included in financial statements to be filed with the Securities and Exchange Commission in the company's Form 10-Q on or before Feb. 6, 2009.

Mary Junck, chairman and chief executive officer, said:

“We are reducing costs aggressively in this extraordinary time while still protecting our position as the premier provider of news, information and advertising in our local markets. We reduced staffing by more than 10 percent in our first quarter and have since announced additional reductions in many locations. We have outsourced or consolidated printing in several locations so far, and we also have begun outsourcing distribution where opportunities exist to reduce costs. Among steps to conserve newsprint, all of our newspapers are moving to narrower page widths. We also have discontinued less profitable specialty publications. As a result of those steps and many others, we expect to reduce cash costs in 2009 by 10-11 percent.

“Regarding debt, we are encouraged by the decision of the Pulitzer Noteholders to extend their waiver to allow time for us to complete negotiations with them and our bank lenders. Also, as part of our plan to return to compliance with New York Stock Exchange listing standards, we will ask the stockholders at our annual meeting to authorize the board of directors to implement a reverse stock split, if necessary. We continue to believe that Lee will emerge strong when the economy recovers.”

Total operating revenue from continuing operations for the quarter decreased 13.0 percent from a year ago to $243.6 million. Combined print and online advertising revenue decreased 15.2 percent to $184.6 million, with retail advertising down 9.8 percent, and classified down 27.1 percent. Combined print and online employment advertising revenue decreased 42.6 percent, automotive decreased 23.2 percent and real estate decreased 29.7 percent. Online advertising revenue declined 13.8 percent, with online retail advertising up 19.1 percent and online classified advertising down 31.5 percent. National advertising revenue decreased 5.4 percent. Circulation revenue declined 4.5 percent.

Operating expenses, excluding unusual items, depreciation and amortization, decreased 8.6 percent to $189.6 million. Compensation, excluding unusual items, declined 12.7 percent, with full-time equivalent employees down 10.6 percent. Newsprint and ink expense increased 0.2 percent and other cash costs decreased 5.6 percent.

Operating cash flow(2) decreased 26.6 percent compared with a year ago to $53.1 million. Operating income, which includes equity in earnings of associated companies, depreciation and amortization, decreased 37.6 percent to $33.5 million.

Non-operating expense, which consists primarily of financial expense, net of financial income, decreased 1.7 percent to $18.7 million. Income from continuing operations before income taxes decreased 57.3 percent to $14.8 million. Income from continuing operations decreased 64.0 percent to $7.8 million. Net income available to common stockholders decreased 69.3 percent to $6.8 million.

Free cash flow(3) totaled $30.2 million for the quarter, compared with $48.1 million a year ago.

ADJUSTED EARNINGS AND EPS(1)

Unusual items affecting year-over-year comparisons for the quarter included, in 2008, workforce adjustments at several locations, a curtailment gain, reduction in the value of certain press equipment no longer in use, and an adjustment for the current value of the company’s future liability related to acquisition of the 5 percent minority share in its St. Louis partnership. The following table summarizes the impact from unusual items on income available to common stockholders and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	Dec. 28, 2008		Dec. 30, 2007
(Thousands, except EPS)	Amount	Per Share	Amount	Per Share

Income available to common stockholders, as reported	$ 6,796	$ 0.15	$ 22,126	$ 0.48
Adjustments:
Workforce adjustments	838		-
Curtailment gain, TNI Partners	(667)		-
Unrealized losses on property and equipment	2,264		-
	2,435
Income tax benefit of adjustments, net, and impact on minority interest	(855)		-
	1,580		-
Net income available to common shareholders, as adjusted	8,376	0.19	22,126	0.48
Change in redeemable minority interest liability	1,039	0.02	-
Net income, as adjusted	$ 9,415	$ 0.21	$ 22,126	$ 0.48

IMPAIRMENT CHARGES

In fiscal 2008, Lee recorded after-tax non-cash charges totaling $893.7 million to reduce the carrying value of goodwill, other assets and the company's investment in TNI Partners. The charges have no effect on cash flows but reduce reported earnings per common share. Many public companies have been required to reduce the carrying value of their intangible assets as a result of significant declines in equity market value and other events. Impairment testing is performed in accordance with generally accepted accounting principles, which, among other factors, requires consideration of differences between current book value and the estimated fair value of the company's net assets, and comparison of the estimated fair value of the company's net assets to its current market capitalization.

ABOUT LEE

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, online sites and more than 300 specialty publications in 23 states. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

LEE ENTERPRISES, INCORPORATED
PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Thousands, Except EPS Data)
	13 Weeks Ended
	Dec. 28 2008	Dec. 30 2007%
Advertising revenue:
Retail	$ 112,934	$ 127,602	(11.5)%
National	12,851	13,582	(5.4)
Classified:
Daily newspapers:
Employment	8,686	15,367	(43.5)
Automotive	8,643	11,729	(26.3)
Real estate	8,126	11,543	(29.6)
All other	10,046	9,988	0.6
Other publications	8,357	10,640	(21.5)
Total classified	43,858	59,267	(26.0)
Online	11,621	13,475	(13.8)
Niche publications	3,319	3,644	(8.9)
Total advertising revenue	184,583	217,570	(15.2)
Circulation	47,556	49,805	(4.5)
Commercial printing	3,469	4,175	(16.9)
Online services & other	7,947	8,306	(4.3)
Total operating revenue	243,555	279,856	(13.0)
Operating expenses:
Compensation	94,483	108,194	(12.7)
Newsprint and ink	25,154	25,103	0.2
Other operating expenses	69,950	74,126	(5.6)
Workforce adjustments	838	-	NM
Operating expenses, excluding depreciation and amortization	190,425	207,423	(8.2)
Operating cash flow (3)	53,130	72,433	(26.6)
Depreciation	8,296	8,159	1.7
Amortization	12,103	14,872	(18.6)
Unrealized losses on property and equipment	2,264	-	NM
Equity in earnings of associated companies:
TNI Partners	1,869	2,412	(22.5)
Madison Newspapers	1,195	1,889	(36.7)
Operating income	33,531	53,703	(37.6)

Non-operating income (expense):
Financial income	1,271	1,796	(29.2)
Financial expense	(20,008)	(20,850)	(4.0)
	(18,737)	(19,054)	(1.7)
Income from continuing operations before income taxes	14,794	34,649	(57.3)
Income tax expense	6,784	12,254	(44.6)
Minority interest	170	607	(72.0)
Income from continuing operations	7,840	21,788	(64.0)
Discontinued operations	(5)	338	NM
Net income	7,835	22,126	(64.6)
Change in redeemable minority interest	1,039	-	NM
Net income available to common stockholders	$ 6,796	$ 22,126	(69.3)%

Earnings per common share:
Basic:
Continuing operations	$ 0.15	$ 0.48	(68.8)%
Discontinued operations	-	0.01	NM
	$ 0.15	$ 0.48	(68.8)%

Diluted:
Continuing operations	$ 0.15	$ 0.48	(68.8)%
Discontinued operations	-	0.01	NM
	$ 0.15	$ 0.48	(68.8)%

Average common shares:
Basic	44,405	45,746
Diluted	44,656	45,769

SELECTED COMBINED PRINT AND ONLINE ADVERTISING REVENUE
(Thousands)

	13 Weeks Ended
	Dec. 28 2008	Dec. 30 2007%
Retail	$ 115,635	$ 128,173	(9.8)%

Classified:
Employment	13,280	23,125	(42.6)
Automotive	12,727	16,576	(23.2)
Real estate	10,738	15,279	(29.7)
Other	15,848	17,165	(7.7)
Total classified	$ 52,593	$ 72,145	(27.1)%

REVENUE BY REGION
(Thousands)

	13 Weeks Ended
	Dec. 28 2008	Dec. 30 2007%
Midwest	$ 147,762	$ 170,729	(13.5)%
Mountain West	45,201	50,881	(11.2)
West	29,429	35,446	(17.0)
East/Other	21,163	22,800	(7.2)
Total	$ 243,555	$ 279,856	(13.0)%

DAILY NEWSPAPER ADVERTISING VOLUME
(Thousands of inches)

	13 Weeks Ended
	Dec. 28 2008	Dec. 30 2007%
Retail	3,303	3,543	(6.8)%
National	148	180	(17.8)
Classified	2,969	3,562	(16.6)
Total	6,420	7,285	(11.9)%

SELECTED BALANCE SHEET INFORMATION
(Thousands)

Dec. 28 2008	Dec. 30 2007
Cash	$ 25,602	$ 7,732
Restricted cash and investments	129,810	114,810
Debt (principal amount)	1,359,375	1,374,625

SELECTED STATISTICAL INFORMATION
(Thousands)

13 Weeks Ended
Dec. 28 2008	Dec. 30 2007%
Capital expenditures	$ 3,957	$ 6,062	(34.7)%
Newsprint volume (tonnes)	30,774	40,541	(24.1)
Full-time equivalent employees	7,276	8,141	(10.6)

PRELIMINARY FREE CASH FLOW (3)
(Thousands)

	13 Weeks Ended
	Dec. 28 2008	Dec. 30 2007
Operating income (loss)	$ 33,531	$ 53,703
Depreciation and amortization	20,778	24,616
Unrealized losses on property and equipment	2,264	-
Stock compensation	1,052	1,514
Cash interest expense	(20,149)	(21,931)
Financial income	1,271	1,796
Cash income taxes	(4,417)	(4,963)
Minority interest	(170)	(607)
Capital expenditures	(3,957)	(6,062)
	$ 30,203	$ 48,066

(1)

Adjusted net income and adjusted earnings per common share, which are defined as income (loss) available to common stockholders and earnings (loss) per common share adjusted to exclude unusual items and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income and adjusted earnings per common share to income (loss) available to common stockholders and earnings (loss) per common share are included in tables in this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)

Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges and equity in earnings of associated companies, is a non-GAAP financial measure. See (1) above. The company believes operating cash flow provides meaningful supplemental information because of its focus on results from operations before depreciation and amortization and earnings from equity investments. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in tables accompanying this release.

(3)

Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation and financial income, minus financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. The company believes free cash flow provides meaningful supplemental information because of its focus on results from operations after inclusion or exclusion of the several factors noted above. Reconciliations of free cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(4)

Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been restated for comparative purposes, and the reclassifications have no impact on earnings.

(5)	The company disclaims responsibility for updating information beyond the release date.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking, that is based largely on the Company’s (as defined below) current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100